UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 1, 2024

M2I GLOBAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	7371	37-1904036
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Doug Cole

M2i Global, Inc.

885 Tahoe Blvd.

Incline Village, NV 89451

(775) 909-6000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2024, M2i Global, Inc. (“the Company”) appointed Anthony Short, a seasoned international business executive, to its Board of Directors, as a director.

Mr. Short, 65, is an experienced public company director with over 30 years in the hard rock mining and oil and gas sectors, both internationally and within Australia. Mr. Short has a demonstrated history of working in the venture capital and private equity industries, and has sound experience in corporate governance in both the public and private sectors. Mr. Short is skilled in investor relations, analytical skills, asset management, management, and corporate development. Additionally, Mr. Short is a strong business development professional and a proven business innovator, with commercial delivery of cutting-edge propriety mining technology developed in conjunction with AusIndustry and the University of Adelaide, South Australia.

Mr. Short has been the Chairman of Reforme Group since 2018 and the company now successfully operates the Frances Creek iron ore mine in the Northern Territory. Reforme, in conjunction with AusIndustry and the University of Adelaide, South Australia, has developed a ‘World-First’ ore sorting technology that allows low grade iron ore to be beneficiated to Direct Shipping Ore (DSO). Reforme holds the propriety technology rights for this beneficiation process and are now in talks with other industry groups who are interested in using this advanced technology to beneficiate their lower grade ore, making it amenable to offshore shipping. Reforme successfully entered into a working partnership with Anglo America in early 2020 which saw the first trial shipment of beneficiated ore leave Darwin Port in June 2021.

Reforme, through their partnership with AusIndustry and the University of Adelaide, are commencing works on their second research and development project which is based on multiple commodity extraction from epithermal polymetallic Au, Ag, Co, Cu deposits. Reforme is a privately owned Australian company which is 30% owned by the Traditional Landowners. The company provides employment and upskilling opportunities to the local Northern Territory communities.

Additionally, Mr. Short is chairman and founder of the Nova Terra Institute. The Nova Terra Institute (“Nova Terra”) is an Australian research and development institute with a mission to address real-world problems by facilitating a synergistic collaboration between industry, academia, and other likeminded research organizations. By linking advanced science with practical applications, the not-for-profit aims to facilitate the creation of commercially viable solutions that address critical environmental concerns for the betterment of society and the protection of our planet. We foster collaboration and support the innovation efforts of Australian businesses and thought leaders, driving improvements in critical mineral recovery, mine waste rehabilitation, recycling, and renewable energy supplies.

Mr. Short is Chairman of Komodo Capital which is an Australian based, internationally focused corporate finance advisory firm which specializes in mergers and acquisitions. Komodo currently holds mandates with the Company to facilitate transactions in Australia .

Mr. Short holds a Bachelor of Physical Education and a Bachelor in Commerce from the University of Western Australia in 1979, a Graduate Diploma of Finance from Curtin University Western Australia in 1983, and is a member of the Australian Institute of Company Directors.

There are no family relationships with any of the executive officers or directors of the Company and the above-referenced individual. Other than as set forth in the Merger Agreement (if applicable), there are no arrangements or understandings between the above referenced individual and any other persons pursuant to which he was selected as a director, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure

On August 1, 2024, the Company issued a press release announcing the appointment of Mr. Short to its Board of Directors as a director and a copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information included in this Form 8-K, as well as the exhibit referenced herein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Exhibit Number	Description
99.1	Press Release dated, August 1, 2024
104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M2i Global, Inc.

Date: August 5, 2024	By:	/s/ Jeffrey W. Talley
	Name:	Jeffrey W. Talley
	Title:	Chief Executive Officer